SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2013

LYONDELLBASELL INDUSTRIES N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-34726	98-0646235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1221 McKinney St., Suite 300 Houston, Texas USA 77010	1 Berkeley Street Mayfair, London The United Kingdom W1J8DJ	Stationsplein 45 3013 AK Rotterdam The Netherlands
(Addresses of principal executive offices)

(713) 309-7200	+44 (0)20 7016 9527	+31 (0)10 275 5500
(Registrant’s Telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2013, the Supervisory Board of LyondellBasell Industries N.V. (the “Company”) approved a new employment contract with James L. Gallogly, Chief Executive Officer, and new compensation arrangements for Bob V. Patel and Timothy D. Roberts, each of whom was promoted to Executive Vice President.

CEO Employment Contract

Mr. Gallogly’s new contract will become effective May 1, 2014, at which time his current Employment Agreement dated May 14, 2009 will terminate. The new contract provides that Mr. Gallogly’s base salary will be increased to $1.65 million per year. Mr. Gallogly’s target award under the Company’s Short Term Incentive Plan (“STI”), which provides for annual cash bonuses, will be 150% of base salary. His target award for the Company’s Medium Term Incentive Plan (“MTI”), which provides for grants of qualified performance awards, or QPAs, which are equity based awards that are earned over a three-year period, is set at 125% of his base salary. Additionally, the contract provides that Mr. Gallogly will be granted new equity awards under the Company’s Long Term Incentive Plan (“LTI”) valued at 600% of his base salary. The new LTI awards will be granted when the new contract becomes effective and his long-term equity awards that were granted effective April 30, 2010 have all vested in full on May 14, 2014. The types of awards granted under the LTI will be determined by the Compensation Committee of the Supervisory Board in accordance with the LTI.

Additionally, Mr. Gallogly’s new agreement provides for certain severance payments in the event of termination of employment. If Mr. Gallogly’s employment is terminated for cause or by Mr. Gallogly without good reason, he will be entitled to all accrued but unpaid amounts of base salary and STI. If Mr. Gallogly retires or is terminated without cause, he will receive all earned but unpaid amounts of base salary and STI and prorated vesting of each of his unvested STI, MTI and LTI awards. The stock options that vest pursuant to this provision will remain exercisable for the remainder of their term. Any of the awards that are based on performance results will be paid out based on the applicable percentage of attainment as determined by the Compensation Committee of the Supervisory Board. Under the new contract, Mr. Gallogly is eligible for retirement at any time upon three months advance notice to the Company. The contract also contains restrictive covenants, including a non-interference covenant for one-year after termination of employment and a non-competition covenant that applies for one-year after termination for reasons other than retirement.

Executive Officer Compensation Arrangements

In connection with the promotions of Messrs. Patel and Roberts, the Compensation Committee approved amendments to their compensation arrangements. As Executive Vice President – O&P EAI and Technology, Mr. Patel will continue to have responsibility for the Company’s Technology business and the operations of the Olefins and Polyolefins businesses in Europe, Asia and International and will also be responsible for manufacturing operations in his region. As Executive Vice President – O&P – Americas, Mr. Roberts will continue to have responsibility for the Company’s Olefins and Polyolefins businesses throughout the Americas and will also assume responsibility for manufacturing operations in that region.

The new compensation arrangements provide for the following:

		STI Target	MTI Target	LTI*
	Base Salary	(as a percentage of base salary)
Mr. Patel	$600,000	80%	50%	125%
Mr. Roberts	$600,000	80%	50%	125%

*	Mr. Patel’s LTI award in 2014 will be prorated and is expected to be valued at 25% of the new base salary, given his currently outstanding “front-loaded” long-term equity awards that were granted when the Company emerged from bankruptcy. The 125% target will be effective when and if the Compensation Committee determines to grant new LTI awards to executives that received the emergence grants. Mr. Roberts did not receive an emergence grant and therefore currently is awarded annual grants by the Compensation Committee. To the extent he is granted LTI awards in 2014, they will be valued at 125% of his base salary.

The base salaries are effective October 1, 2014, and the STI, MTI and LTI award targets are all effective for 2014.

No new equity awards have been granted to either Mr. Patel or Mr. Roberts as a result of this change. The target percentages outlined above will be used for grants that are expected to be made by the Compensation Committee at its first regularly scheduled meeting in 2014. The form of LTI awards will be decided by the Compensation Committee at that meeting.

Additionally, in connection with Mr. Patel’s change in responsibility, certain provisions relating to his expatriate assignment have been extended for a twelve month period from that which is included in his Employment Agreement. The amended expatriate provisions provide that Mr. Patel may be entitled to severance payments for good reason to the extent he is not offered similarly situated U.S. based employment within 48 months of November 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LYONDELLBASELL INDUSTRIES N.V.

Date: September 13, 2013	By:	/s/ Craig B. Glidden
Craig B. Glidden
Executive Vice President